Exhibit 99.1

Yahoo! Completes First Stage of Alibaba Share Repurchase Agreement Valued at $7.6 Billion

SUNNYVALE, Calif., Sept. 18, 2012 – Yahoo! Inc. (NASDAQ: YHOO) announced today that it has closed the initial sale of shares in Alibaba Group Holding Limited. At closing, Yahoo! received approximately $7.6 billion, $6.3 billion in cash and $800 million in preferred shares of Alibaba in exchange for half of Yahoo!’s 40 percent stake in Alibaba, as well as a payment of $550 million for a technology and intellectual property license agreement. Net cash proceeds after taxes and fees from the first stage of the repurchase agreement total approximately $4.3 billion.

“The completion of the first stage of the Alibaba share repurchase represents a significant milestone for both Alibaba and Yahoo!. The execution of the deal was excellent, and we are excited to announce its completion well within the six-month time frame we communicated. I look forward to continued partnership with Jack Ma and his team as they position Alibaba for future growth,” said Yahoo! CEO Marissa Mayer. “The Yahoo! board and management have met, reviewed the strategy with regard to the proceeds, and are pleased to announce that we will be returning $3 billion of the proceeds to shareholders in addition to the ‘down payment’ of $646 million made over the past few months. This yields a substantial return for investors while retaining a meaningful amount of capital within the company to invest in future growth.”

Yahoo! will return approximately $3.65 billion in after-tax proceeds to shareholders, or 85 percent of the net cash proceeds from the initial sale of its shares in Alibaba. This amount includes the $646 million the company has already returned to shareholders through share repurchases since the announcement of the transaction, as well as an additional $3.0 billion.

After accretion from the Alibaba share repurchase, Yahoo! continues to own approximately 23 percent of Alibaba Group common stock, valued at $8.1 billion based on this most recent round of funding. Together with its preferred stock, the implied valuation of Yahoo!’s entire remaining stake is approximately $8.9 billion.

Under the terms of the agreement with Alibaba, the second phase allows for Yahoo! to monetize approximately half of its remaining stake at the time of an initial public offering (IPO) of Alibaba. After an IPO, Yahoo! has the right to sell its remaining shares at its discretion following a customary lock-up period.

Forward-Looking Statements

This press release contains forward-looking statements (including in the quotations in this press release) concerning the agreement entered into by Yahoo! with Alibaba Group Holding Limited, including, without limitation, statements about the ability of Yahoo! to monetize its holdings in Alibaba in the future, potential future actions by Yahoo! and Alibaba concerning future business initiatives between Yahoo! and Alibaba and the potential for an initial public offering of Alibaba shares, and other expected benefits of the agreement and related agreements. Risks and uncertainties may cause actual results and benefits of the transactions contemplated by the agreement and related agreements to differ materially from management expectations. The potential risks and uncertainties include, among others, uncertainty regarding the future valuation of Alibaba; uncertainty regarding if and when there will be an initial public offering of Alibaba shares; uncertainty regarding any future business initiatives with Alibaba; general economic and market conditions; and the possibility that some or all of the expected future benefits of the agreement and related agreements may not be realized. All information set forth in this press release is as of September 18, 2012. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions

“Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Yahoo! is the trademark and/or registered trademark of Yahoo! Inc.

About Yahoo!

Yahoo! is focused on creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company’s blog, Yodel Anecdotal (yodel.yahoo.com).

###